EXHIBIT 99.1

NOTICE OF REDEMPTION
in respect of
3 1/4% Convertible Subordinated Notes due 2007
of
WEBMD CORPORATION
(CUSIP No. 94769MAA3 and CUSIP No. 94769M AC 9)

May 2, 2005

To:	The Holders of WebMD Corporation’s
3 1/4% Convertible Subordinated Notes due 2007 (the “Notes”):

     We are electing to redeem all of the outstanding $299,999,000 in aggregate principal amount of Notes pursuant to paragraph 6 of the Notes and Article III of the Indenture, dated as of April 1, 2002 (the “Indenture”), between WebMD Corporation (the “Company”) and The Bank of New York, as trustee (the “Trustee”). A summary of the redemption procedures relating to the Notes is set forth below. You should refer to the Indenture for a complete description of your rights.

1.	We will redeem the Notes on June 2, 2005 (the “Redemption Date”).

2.	We will pay a redemption price in an amount equal to 101.300% of the principal amount of the Notes redeemed, together with accrued and unpaid interest, if any (the “Redemption Price”), on such Notes to but excluding the Redemption Date. We will deposit the Redemption Price with The Bank of New York, the Paying Agent, in accordance with the terms of the Indenture. You must surrender your Notes to the Paying Agent to collect the Redemption Price.

3.	Your Notes are presently convertible into shares of our common stock pursuant to the terms of the Indenture at a current conversion rate of 107.9564 shares of our common stock for each $1,000 principal amount of the Notes converted. This conversion rate translates to an effective conversion price of approximately $9.26 per share of common stock.

4.	The Paying Agent and the Conversion Agent for the Notes is The Bank of New York, located at 101 Barclay Street, 8W, New York, New York 10286.

5.	You may convert your Notes into our common stock at any time prior to the close of business (5:00 p.m., Eastern Time) on the business day immediately preceding the Redemption Date. Notes will be converted in accordance with Article X of the Indenture.

6.	Unless we fail to pay the Redemption Price in respect on the Notes redeemed, interest on the redeemed Notes will cease to accrue on and after the Redemption Date and that such Notes will cease to be convertible into shares of our common stock after the close of business (5:00 p.m., Eastern Time) on the business day immediately preceding the Redemption Date.

7.	Please note that if you hold Notes that were originally issued pursuant to Rule 144A under the Securities Act of 1933, the CUSIP No. for your Notes is 94769MAA3. If your Notes are held pursuant to Regulation S, the CUSIP No. for your Notes is CUSIP No. U94775AA8. If you hold registered Notes, the CUSIP No. for your Notes is 4769M AC 9.

WebMD Corporation
By:	/s/ Andrew C. Corbin
	Name:	Andrew C. Corbin
	Title:	Executive Vice President and Chief Financial Officer